Exhibit 107
Calculation of Filing Fee Tables
S-1
(Form Type)
Redwire Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	common stock, par value $0.0001 per share	Rule 457(c)	1,750,000	$4.29	$7,507,500	$0.0000927	$695.95
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$7,507,500		$695.95
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due					$7,507,500		$695.95
(1) Represents securities registered for resale by the selling shareholders named in the registration statement.
(2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share is estimated to be $4.29, based on the average of the high and low sales prices of the common stock as reported by The New York Stock Exchange on June 8, 2022.